EXHIBIT 99.1



Onelink4travel Signs PayPal As Financial Settlement Partner

San Francisco, California, August 24, 2004 - One Link 4 Travel, Inc. (OTCBB:OLKT) has linked up with PayPal, Inc., an eBay (NASDAQ:EBAY) company, to provide the payment mechanism for its integrated booking and settlement service for the global travel industry.

"This strategic relationship with PayPal is clearly a win-win situation," remarked Bill Guerin, chairman and chief executive officer of One Link 4 Travel. "We focus on what we do best, establishing travel agency and supplier connections and the technology to handle their transactions, and look to PayPal to provide a global banking infrastructure to assure prompt and low-cost settlement of transactions. We also gain immediate settlement coverage in all our major target markets, including Europe, North America, Australasia and Japan."

Onelink4travel is a business-to-business Internet-enabled service offering the travel industry the first integrated booking and financial settlement service for non-air products and services such as hotel accommodations, rental cars, rail travel, cruise, ferries, events and attractions, and tour packages. Historically, only the scheduled airlines have enjoyed the benefits of financial payment soon after the travel agent books the airline ticket. For the first time, the needs of the much larger non-air travel and tourism market will be addressed by the Onelink4travel platform that integrates booking and settlement with a low-cost solution.

"Marrying our transaction processing system with PayPal delivers an efficient and easy to use solution for our clients," Guerin added. "The established travel industry settlement solutions don't offer the flexibility available through the Internet. The new paradigm demands customer sensitivity and lower costs which we now can offer to a huge, under-served market that books billions of dollars a year worldwide."

About PayPal:

Founded in 1998, PayPal, an eBay company, enables any individual or business with an email address to securely, easily and quickly send and receive payments online. PayPal's service builds on the existing financial infrastructure of bank accounts and credit cards and utilizes the world's most advanced proprietary fraud prevention systems to create a safe, global, real-time payment solution.

PayPal has quickly become a global leader in online payment solutions with 50 million account members worldwide. Available in 45 countries around the world, buyers and sellers on eBay, online retailers, online businesses, as well as traditional offline businesses are transacting with PayPal.

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PayPal has received close to 20 awards for technical excellence from the
Internet industry and the business community at large -most recently the 2003 Webby Award for Best Finance Site and the 2003 Webby People's Voice Award for Best Finance Site.

For more information visit: www.paypal.com

About Onelink4travel:

With headquarters in San Francisco and operations in the United Kingdom, Onelink4travel Inc. will deliver the world's first integrated, Internet-based distribution and financial settlement service for the international travel and tourism industry. Onelink4travel's internet-based platform will allow suppliers of non air travel -- such as car rental, hotels, rail operators, cruise lines, ferries, travel insurance, events promoters and tour operators -- to market their services more efficiently and cost effectively. Onelink4travel Inc. will also market its services through global distribution partners that will contribute to expansion of the Company's marketing channels and expedited revenue growth.

For more information visit: www.onelink4travel.com

Safe Harbor:

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of the Company's business include but are not limited to fluctuations in financial results, availability and customer acceptance of our products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

SOURCE: One Link 4 Travel Inc.

One Link 4 Travel Inc.
Erik Fromm, 713-297-8886


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